EXHIBIT 10.1

NEXSCIENT, INC.

DIRECTOR AGREEMENT

(Performance Restricted Stock Unit Award)

This Director Agreement (this “Agreement”) is made and entered into as of July 1, 2026 (the “Effective Date”), by and between Nexscient, Inc., a Delaware corporation (the “Corporation”), and ___________ (the “Director”). The Corporation and the Director are referred to herein collectively as the “Parties” and individually as a “Party.”

Recitals

WHEREAS, the Director serves as a non-employee member of the Board of Directors of the Corporation (the “Board”);

WHEREAS, the Corporation desires to retain the services of the Director as a non-employee director and to compensate the Director for such service solely through a performance-based award of restricted stock units, without any cash retainer, meeting fee, or other cash stipend; and

WHEREAS, the Director desires to continue serving the Corporation on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Service as a Director

1.1 Position. The Director shall serve as a non-employee member of the Board and, if and as appointed by the Board from time to time, as a member or chair of one or more committees of the Board. The Director’s service is subject to the Corporation’s certificate of incorporation, bylaws, and corporate governance policies, each as in effect from time to time, and to election by the Corporation’s stockholders in accordance therewith.

1.2 Duties. The Director shall discharge the duties of a director in good faith, with the care that an ordinarily prudent person in a like position would exercise under similar circumstances, and in a manner the Director reasonably believes to be in the best interests of the Corporation, consistent with the fiduciary duties of care and loyalty owed under Delaware law. The Director shall use commercially reasonable efforts to attend meetings of the Board and of any committee on which the Director serves and to devote such time as is reasonably necessary to perform such duties.

Privileged & Confidential | Page 1 of 8

1.3 No Conflicting Obligations. The Director represents that the Director’s execution and performance of this Agreement do not and will not conflict with or breach any agreement, obligation, or duty to which the Director is a party or by which the Director is bound.

2. Term; Removal

2.1 Term. This Agreement shall commence on the Effective Date and shall continue for so long as the Director serves as a member of the Board, unless earlier terminated in accordance with its terms. The Director’s service shall terminate automatically upon the Director’s death, resignation, removal, or failure to be re-elected by the Corporation’s stockholders.

2.2 Removal; No Employment. The Director acknowledges and agrees that the Director serves at the pleasure of the Corporation’s stockholders and may be removed in accordance with Section 141(k) of the DGCL and the Corporation’s certificate of incorporation and bylaws. Nothing in this Agreement shall be construed to create a contract of employment, to confer upon the Director any right to continue as a director, or to entitle the Director to any minimum period of service.

3. Compensation

3.1 No Cash Compensation. The Director shall not be entitled to, and shall not receive, any cash retainer, meeting fee, committee fee, or other cash stipend in respect of the Director’s service as a director. The sole compensation for such service shall be the RSU Award described in Section 4, together with reimbursement of expenses as provided in Section 3.2 and the indemnification rights provided in Section 5.

3.2 Expense Reimbursement. The Corporation shall reimburse the Director for reasonable, documented, out-of-pocket expenses incurred by the Director in connection with attending meetings of the Board and its committees and otherwise performing the Director’s duties hereunder, in accordance with the Corporation’s expense-reimbursement policies as in effect from time to time.

4. Restricted Stock Units

4.1 Grant. Effective as of the Effective Date (the “Grant Date”), the Corporation hereby grants to the Director an award of 250,000 restricted stock units (the “RSU Award,” and each such unit, a “Unit”). Each Unit represents an unfunded and unsecured right to receive one (1) share of the Corporation’s common stock, par value $0.001 per share (the “Common Stock”), upon vesting and settlement in accordance with this Agreement. The RSU Award is granted as a standalone inducement award and not under any equity incentive plan of the Corporation. The Units are full-value awards and have no exercise price or base price.

Privileged & Confidential | Page 2 of 8

4.2 Settlement. Each Unit that vests in accordance with Section 4.3 shall be settled by the issuance and delivery to the Director of one (1) share of Common Stock per vested Unit, as soon as administratively practicable following the applicable vesting date and in no event later than the later of (a) the fifteenth (15th) day of the third month following the end of the calendar year in which such vesting occurs, and (b) sixty (60) days following such vesting date. No fractional shares shall be issued. The Corporation may satisfy any applicable tax withholding obligations by withholding from the shares otherwise deliverable a number of shares having a Fair Market Value equal to the required withholding amount. “Fair Market Value” means the closing price per share of the Common Stock on the principal market or exchange on which the Common Stock is then traded on the relevant date (or, if no trade occurred on such date, on the most recent preceding trading day).

4.3 Performance Vesting. The Units shall vest in tranches upon the achievement of the corresponding Market Capitalization thresholds set forth in Schedule I, in each case subject to the Director’s continuous service on the Board through the date of achievement. A Market Capitalization threshold shall be deemed achieved only if the Corporation’s Market Capitalization equals or exceeds the applicable threshold on each of twenty (20) consecutive trading days. Once a tranche has vested, it shall not be forfeited solely by reason of a subsequent decline in Market Capitalization.

4.4 Market Capitalization. “Market Capitalization” means, as of any trading day, the product of (a) the total number of shares of Common Stock issued and outstanding as of such day and (b) the closing price per share of the Common Stock on such day, in each case as reported by the principal market or exchange on which the Common Stock is then traded. The Board (or a committee thereof) shall determine in good faith whether and when a Market Capitalization threshold has been achieved, and such determination shall be final and binding absent manifest error.

4.5 Performance Period; Forfeiture. The performance period for the RSU Award shall commence on the Grant Date and end on the tenth (10th) anniversary thereof (the “Performance Period”). Any Units for which the corresponding Market Capitalization threshold has not been achieved on or before the last day of the Performance Period shall be forfeited for no consideration upon the expiration of the Performance Period.

4.6 Effect of Termination of Service. Upon the cessation of the Director’s service on the Board for any reason, all Units that remain unvested as of the date of such cessation shall be forfeited for no consideration, except as provided in Section 4.7. Any Units that have vested but not yet been settled as of such date shall be settled in accordance with Section 4.2. Notwithstanding the foregoing, if the Director’s service is terminated for Cause, all Units (whether vested or unvested) that have not theretofore been settled shall be forfeited immediately. “Cause” means the Director’s fraud, willful misconduct, gross negligence, material breach of fiduciary duty, or conviction of (or plea of nolo contendere to) a felony, in each case as determined in good faith by the Board.

Privileged & Confidential | Page 3 of 8

4.7 Change of Control. In the event of a Change of Control, each unvested tranche of Units for which the corresponding Market Capitalization threshold is met or implied by the equity value of the Corporation reflected in the per-share consideration payable in such Change of Control shall vest in full immediately prior to, and contingent upon, the consummation of such Change of Control, and shall be settled in shares of Common Stock (or in the consideration payable in respect thereof) in connection therewith; any remaining unvested Units shall be forfeited unless assumed, continued, or substituted by the surviving or acquiring entity on equivalent terms. “Change of Control” means (a) the acquisition by any person or group of beneficial ownership of more than 50% of the total voting power of the Corporation’s outstanding voting securities, (b) a merger, consolidation, or similar transaction following which the Corporation’s stockholders immediately prior thereto hold less than 50% of the voting power of the surviving or resulting entity, or (c) a sale of all or substantially all of the assets of the Corporation.

4.8 Adjustments. In the event of any stock split, reverse stock split, stock dividend, recapitalization, reclassification, combination, exchange of shares, or other similar change in the capital structure of the Corporation, the number of Units and the Market Capitalization thresholds set forth in Schedule I shall be equitably and proportionately adjusted by the Board to prevent dilution or enlargement of the Director’s rights hereunder.

4.9 No Rights as a Stockholder; No Dividend Equivalents. The Director shall have no rights as a stockholder of the Corporation (including no voting or dividend rights) with respect to any shares of Common Stock underlying the RSU Award unless and until such shares are issued and delivered upon settlement. The Units do not carry dividend-equivalent rights.

4.10 Non-Transferability. The RSU Award and the Units may not be sold, assigned, transferred, pledged, or otherwise encumbered, other than by will or the laws of descent and distribution.

4.11 Section 409A. The RSU Award is intended to be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), as a “short-term deferral,” and this Agreement shall be construed and administered accordingly, including by settling vested Units within the short-term deferral period described in Section 4.2. Notwithstanding the foregoing, the Corporation makes no representation that the RSU Award complies with or is exempt from Section 409A and shall have no liability to the Director with respect thereto.

4.12 Taxes; Reporting. The Director shall be solely responsible for any taxes arising in connection with the RSU Award, including ordinary income recognized upon settlement in an amount equal to the Fair Market Value of the shares of Common Stock delivered. The Corporation may satisfy applicable withholding obligations by withholding shares of Common Stock as provided in Section 4.2. The Director acknowledges that the RSU Award, and any shares issued upon settlement, may give rise to reporting obligations under Section 16 of the Securities Exchange Act of 1934, as amended, and agrees to cooperate in the timely preparation and filing of any required reports.

Privileged & Confidential | Page 4 of 8

5. Indemnification; D&O Insurance

5.1 Indemnification. The Corporation shall indemnify and hold harmless the Director, and advance expenses to the Director, to the fullest extent permitted by the DGCL and the Corporation’s certificate of incorporation and bylaws, in connection with the Director’s service as a director. To the extent the Director and the Corporation have entered into a separate written indemnification agreement, the terms of such agreement shall govern and control.

5.2 D&O Insurance. The Corporation shall use commercially reasonable efforts to maintain directors’ and officers’ liability insurance covering the Director on terms no less favorable than those applicable to the Corporation’s other non-employee directors, for so long as the Director serves and for a reasonable tail period thereafter.

6. Confidentiality

During the Director’s service and at all times thereafter, the Director shall hold in strict confidence, and shall not use or disclose other than in furtherance of the Corporation’s business, any non-public, confidential, or proprietary information of the Corporation or its affiliates, except as required by law or compelled by legal process (and then only after reasonable notice to the Corporation to the extent legally permitted). Upon cessation of service, the Director shall return or destroy all such confidential information in the Director’s possession or control. This Section 6 does not limit the Director’s fiduciary obligations or any separate confidentiality undertakings.

7. Work Product

To the extent the Director creates, conceives, or develops any inventions, works of authorship, or other intellectual property in the course of and specifically relating to the Director’s service to the Corporation (collectively, “Work Product”), the Director hereby assigns to the Corporation all right, title, and interest in and to such Work Product, and agrees to execute such further documents as the Corporation may reasonably request to perfect such assignment. This Section 7 does not apply to any pre-existing intellectual property of the Director or to matters unrelated to the Corporation.

8. Compliance with Policies

The Director shall comply with the Corporation’s insider-trading policy, its Regulation FD policy, its code of business conduct and ethics, and its other governance and compliance policies, in each case as in effect from time to time, including any applicable trading blackout periods and pre-clearance requirements.

Privileged & Confidential | Page 5 of 8

9. Securities Representations

The Director represents and warrants that the Director (a) is an “accredited investor” as defined in Rule 501(a) of Regulation D; (b) is acquiring the RSU Award and any underlying shares for the Director’s own account, for investment, and not with a view to distribution in violation of the Securities Act of 1933, as amended (the “Securities Act”); and (c) understands that the RSU Award and any underlying shares constitute “restricted securities,” have not been registered under the Securities Act, and may not be resold absent registration or an available exemption, and that the certificates or book-entry positions therefor may bear an appropriate restrictive legend.

10. Independent Capacity

The Director serves as a director and not as an employee of the Corporation. The Director shall not be entitled to participate in any employee benefit plans or programs of the Corporation by reason of this Agreement and shall be responsible for the Director’s own taxes with respect to any compensation received hereunder.

11. Miscellaneous

11.1 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to its conflict-of-laws principles.

11.2 Entire Agreement. This Agreement, together with the resolutions of the Board authorizing the RSU Award and any separate indemnification agreement between the Parties, constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior understandings, whether written or oral, relating thereto.

11.3 Amendment; Waiver. This Agreement may be amended only by a written instrument signed by both Parties. No waiver of any provision shall be effective unless in writing and signed by the Party against whom enforcement is sought, and no waiver shall constitute a continuing waiver.

11.4 Assignment. The Director may not assign this Agreement or any rights or obligations hereunder. The Corporation may assign this Agreement to any successor to all or substantially all of its business or assets. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns.

11.5 Notices. All notices hereunder shall be in writing and shall be deemed given when delivered personally, sent by nationally recognized overnight courier, or sent by electronic mail (with confirmation of receipt), to the addresses set forth in the Corporation’s records or to such other address as a Party may designate by notice.

Privileged & Confidential | Page 6 of 8

11.6 Severability. If any provision of this Agreement is held to be invalid or unenforceable, such provision shall be modified or severed to the minimum extent necessary, and the remaining provisions shall continue in full force and effect.

11.7 Survival. Sections 4 (as to vested Units), 5, 6, 7, 9, and 11 shall survive the termination of this Agreement and the cessation of the Director’s service.

11.8 Counterparts. This Agreement may be executed in counterparts (including by electronic signature or “.pdf”), each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties have executed this Director Agreement as of the Effective Date.

NEXSCIENT, INC.

By: ______________________________

Name: Fred Tannous

Title: Chairman, President & Chief Executive Officer

DIRECTOR

_________________________________________

Name:

Privileged & Confidential | Page 7 of 8

SCHEDULE I

Restricted Stock Units — Vesting Schedule

Award size: 250,000 RSUs. Settlement: one share of Common Stock per vested Unit (full-value). Performance Period: ten (10) years from the Grant Date.

The Units vest in the tranches set forth below upon the Corporation’s achievement of the corresponding Market Capitalization threshold, in each case sustained at or above such threshold on each of twenty (20) consecutive trading days, and subject to the Director’s continuous service through the date of achievement:

Tranche	Sustained Market Capitalization (20 consecutive trading days)	RSUs Vesting in Tranche	Cumulative RSUs Vested
1	More than $15 million	30,000	30,000
2	At least $15 million, but less than $30 million	40,000	70,000
3	At least $30 million, but less than $50 million	50,000	120,000
4	At least $50 million, but less than $75 million	60,000	180,000
5	At least $75 million	70,000	250,000
	Total	250,000	250,000

Measurement. “Market Capitalization” on any trading day equals the total number of shares of Common Stock issued and outstanding on such day multiplied by the closing price per share of the Common Stock on such day. A threshold is achieved only when Market Capitalization equals or exceeds the stated amount on each of twenty (20) consecutive trading days. Vesting is cumulative; achievement of a higher threshold does not retroactively vest a lower, previously unachieved threshold except to the extent each such lower threshold has independently been achieved.

Privileged & Confidential | Page 8 of 8